Exhibit 99.1

RE/MAX Holdings, Inc. Reports Fourth Quarter And Full-Year 2019 Results

DENVER, Feb. 20, 2020 /PRNewswire/ --

Full-Year 2019 Highlights
(Compared to full-year 2018 unless otherwise noted)

  Total agent count increased 5.3% to 130,889 agents
  U.S. and Canada combined agent count increased 0.3% to 84,688 agents
  Total open Motto Mortgage franchises increased 42.3% to 111 offices1
  Total Revenue of $282.3 million; Revenue excluding the Marketing Funds decreased 1.2% to $210.0 million
  Net income attributable to RE/MAX Holdings, Inc. of $25.0 million and earnings per diluted share (GAAP EPS) of $1.40
  Adjusted EBITDA2 of $103.5 million, Adjusted EBITDA margin2 of 36.7% and Adjusted earnings per diluted share (Adjusted EPS1) of $2.20

Fourth Quarter 2019 Highlights
(Compared to fourth quarter 2018 unless otherwise noted)

  Total Revenue of $68.2 million; Revenue excluding the Marketing Funds decreased 0.2% to $50.8 million
  Net income attributable to RE/MAX Holdings, Inc. of $2.9 million and earnings per diluted share (GAAP EPS) of $0.16
  Adjusted EBITDA2 of $22.5 million, Adjusted EBITDA margin2 of 33.0% and Adjusted earnings per diluted share (Adjusted EPS1) of $0.47

RE/MAX Holdings, Inc. (the "Company" or "RE/MAX Holdings") (NYSE: RMAX), parent company of RE/MAX, one of the world's leading franchisors of real estate brokerage services, and Motto Mortgage ("Motto"), an innovative mortgage brokerage franchise, today announced operating results for the full year and fourth quarter ended December 31, 2019.

"Recent RE/MAX recruiting initiatives and Motto marketing efforts generated positive results almost immediately, contributing to a bounce back in our U.S. agent count and record Motto Mortgage franchise sales, two of our key leading indicators, in the fourth quarter," stated Adam Contos, RE/MAX Holdings Chief Executive Officer. "Continued global agent count growth, contributions from the strategic initiatives we've undertaken and the investments we've made during the past two years, coupled with the relatively attractive housing markets in both the U.S. and Canada has us entering 2020 with momentum."

Contos continued, "The ongoing technology transformation at RE/MAX continues with the successful completion of the initial release of the booj Platform and the acquisition of First and its mobile app, which helps agents unlock the value of their network to drive more business. Our brokers and agents on the booj Platform are now able to connect better with clients and establish a more effective digital presence through compelling agent, team and office websites, a modern new consumer app, and the refresh of remax.com. On the Motto side, we see continued demand across multiple customer types alongside accelerating franchise sales. Interest in owning a Motto franchise remains high and we expect to surpass our 2019 franchise sales total in 2020."

Fourth Quarter 2019 Operating Results

Agent Count

The following table compares agent count as of December 31, 2019 and 2018:

	As of December 31,		Change
	2019	2018	#	%
U.S.	63,121	63,122	(1)	(0.0)
Canada	21,567	21,327	240	1.1
Subtotal	84,688	84,449	239	0.3
Outside the U.S. & Canada	46,201	39,831	6,370	16.0
Total	130,889	124,280	6,609	5.3

Revenue

RE/MAX Holdings generated total revenue of $68.2 million in the fourth quarter of 2019, an increase of $17.4 million or 34.1% compared to $50.8 million in the fourth quarter of 2018. Revenue increased primarily due to the January 1, 2019 acquisition of the Marketing Funds. Recurring revenue streams, which consist of continuing franchise fees and annual dues, decreased $0.5 million compared to the fourth quarter of 2018 and accounted for 66.6% of revenue (excluding the Marketing Funds) in the fourth quarter of 2019, compared to 67.4% in the comparable period in 2018.

Operating Expenses

Total operating expenses were $58.2 million for the fourth quarter of 2019. Excluding the Marketing Funds from operating expenses, fourth quarter 2019 operating expenses totaled $40.8 million, an increase of $11.4 million or 38.6% compared to $29.4 million in the fourth quarter of 2018. Fourth quarter operating expenses increased primarily due to higher selling, operating and administrative expenses and a gain on reduction in tax receivable agreement that occurred in the fourth quarter of 2018.

Selling, operating and administrative expenses were $35.2 million in the fourth quarter of 2019, an increase of $5.1 million or 17.0% compared to the fourth quarter of 2018 and represented 69.3% of revenue (excluding the Marketing Funds), compared to 59.1% in the prior-year period. Selling, operating and administrative expenses increased primarily due to higher equity-based compensation expense, the unfavorable timing of certain annual regional events, and increased legal expenses.

Net Income and GAAP EPS

Net income attributable to RE/MAX Holdings was $2.9 million for the fourth quarter of 2019, a decrease of $3.3 million over the fourth quarter of 2018. Reported basic and diluted GAAP EPS were each $0.16 for the fourth quarter of 2019 compared to $0.35 in the fourth quarter of 2018.

Adjusted EBITDA and Adjusted EPS

Adjusted EBITDA was $22.5 million for the fourth quarter of 2019, a decrease of $0.8 million or 3.3% from the fourth quarter of 2018. Adjusted EBITDA decreased primarily due to increased legal and event costs coupled with flat revenue. Adjusted EBITDA margin was 33.0% in the fourth quarter of 2019 compared to 45.8% in the fourth quarter of 2018 and decreased primarily due to the acquisition of the Marketing Funds.

Adjusted basic and diluted EPS were each $0.47 for the fourth quarter of 2019, a decrease of $0.02 per share compared to the fourth quarter of 2018. The ownership structure used to calculate Adjusted basic and diluted EPS for the quarter ended December 31, 2019 assumes RE/MAX Holdings owned 100% of RMCO, LLC ("RMCO"). The weighted average ownership RE/MAX Holdings had in RMCO was 58.7% for the quarter ended December 31, 2019.

Balance Sheet

As of December 31, 2019, the Company had cash and cash equivalents of $83.0 million. The Company's cash and cash equivalents increased $23.0 million from December 31, 2018. As of December 31, 2019, the Company had $225.7 million of outstanding debt, net of an unamortized debt discount and issuance costs, a decrease of $2.1 million compared to $227.8 million as of December 31, 2018.

Dividend

On February 19, 2020, the Company's Board of Directors approved a quarterly cash dividend of $0.22 per share of Class A common stock. The quarterly dividend is payable on March 18, 2020, to shareholders of record at the close of business on March 4, 2020.

Outlook

"Looking ahead, we plan to continue to make strategic investments like First that add value to and deepen our connection with our networks," said Karri Callahan, RE/MAX Holdings Chief Financial Officer. "We are excited by First's potential to be a popular and effective tool designed to improve the productivity of those RE/MAX agents who subscribe to it. As we transition off First's legacy customer base and on-board RE/MAX agents, we expect the acquisition to be dilutive to 2020 Adjusted EPS by $0.04 to $0.06 per share, and to be accretive to both 2021 Adjusted EBITDA margin and Adjusted EPS."

Callahan continued, "We also continue to invest in RE/MAX recruiting efforts and initial returns on this investment are encouraging as evidenced by our fourth quarter U.S. agent count improvement. Our fourth quarter recruiting campaign incentivized our RE/MAX broker-owners in part by waiving certain fees on newly recruited agents for a limited time. As a result, we estimate we will forgo $2 million to $3 million in non-Marketing Fund related revenue through the third quarter of this year. These financial incentives are an investment in our franchisees' and agents' businesses and reduce the barriers of changing affiliations."

For the first quarter of 2020, RE/MAX Holdings expects:

  Agent count to increase 4.0% to 5.0% over first quarter 2019;
  Revenue in a range of $68.0 million to $71.0 million (including revenue from the Marketing Funds in a range of $17.5 million to $18.5 million); and
  Adjusted EBITDA in a range of $18.0 million to $20.0 million.

For the full-year 2020, RE/MAX Holdings expects:

  Agent count to increase 3.0% to 5.0% over full-year 2019;
  Revenue in a range of $285.5 million to $289.5 million (including revenue from the Marketing Funds in a range of $73.0 million to $75.0 million); and
  Adjusted EBITDA in a range of $96.0 million to $99.0 million.

The Company's first quarter and full-year 2020 Outlook assumes no further currency movements, acquisitions or divestitures.

The effective U.S. GAAP tax rate attributable to RE/MAX Holdings is estimated to be between 18% and 20% in 2020.

Webcast and Conference Call

The Company will host a conference call for interested parties on Friday, February 21, 2020, beginning at 8:30 a.m. Eastern Time. Interested parties can access the conference call using the following dial-in numbers:

U.S.	1-833-287-0798
Canada & International	1-647-689-4457

Interested parties can access a live webcast through the Investor Relations section of the Company's website at investors.remax.com. Please dial-in or join the webcast 10 minutes before the start of the conference call. An archive of the webcast will be available on the Company's website for a limited time as well.

Basis of Presentation

Unless otherwise noted, the results presented in this press release are consolidated and exclude adjustments attributable to the non-controlling interest.

Footnotes:

1 Total open Motto Mortgage franchises includes only "bricks and mortar" offices with a unique physical address with rights granted by a full franchise agreement with Motto Franchising, LLC and excludes any "virtual" offices or "branchises". A virtual office is a right granted by Motto to a franchisee to operate in an additional state. The rights for up to two virtual offices are granted to a Motto franchisee at the time of purchase; the virtual office concept allows that franchisee to take advantage of business opportunities in an additional, sometimes adjoining, state. There are no incremental franchise fees or monthly royalty fees directly associated with a virtual office. A branchise is a scaled down Motto franchise. Branchises are designed for an existing Motto franchise owner who desires to expand to an additional location where the franchisee is uncertain whether anticipated loan origination volume will support full franchise fees. Motto franchisees pay a reduced franchise fee and monthly royalty rate for a branchise.

2Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS are non-GAAP measures. These terms are defined at the end of this release. Please see Tables 5 and 6 appearing later in this release for reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.

About RE/MAX Holdings, Inc.

RE/MAX Holdings, Inc. (NYSE: RMAX) is one of the world's leading franchisors in the real estate industry, franchising real estate brokerages globally under the RE/MAX® brand, and mortgage brokerages within the U.S. under the Motto® Mortgage brand. RE/MAX was founded in 1973 by David and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Now with more than 130,000 agents across over 110 countries and territories, nobody in the world sells more real estate than RE/MAX, as measured by total residential transaction sides. Dedicated to innovation and change in the real estate industry, RE/MAX launched Motto Franchising, LLC, a ground-breaking mortgage brokerage franchisor, in 2016. Motto Mortgage has grown to over 100 offices across more than 30 states.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are often identified by the use of words such as "believe," "intend," "expect," "estimate," "plan," "outlook," "project," "anticipate," "may," "will," "would" and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. Forward-looking statements include statements related to: agent count; franchise sales; revenue; operating expenses; the Company's outlook for the first quarter and full-year 2020; dividends; non-GAAP financial measures; estimated effective tax rates for 2020; housing and mortgage market conditions; economic and demographic trends; expansion of Motto Mortgage; the effectiveness of recruiting initiatives and marketing efforts; technology initiatives, including the booj technology platform and First technology; the Company's momentum in 2020; and the Company's strategic and operating plans and business models. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily accurately indicate the times at which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Such risks and uncertainties include, without limitation, (1) changes in the real estate market or interest rates and availability of financing, (2) changes in business and economic activity in general, (3) the Company's ability to attract and retain quality franchisees, (4) the Company's franchisees' ability to recruit and retain real estate agents and mortgage loan originators, (5) changes in laws and regulations, (6) the Company's ability to enhance, market, and protect the RE/MAX and Motto Mortgage brands, (7) the Company's ability to implement its technology initiatives, and (8) fluctuations in foreign currency exchange rates, and those risks and uncertainties described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission ("SEC") and similar disclosures in subsequent periodic and current reports filed with the SEC, which are available on the investor relations page of the Company's website at www.remax.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no obligation, to update this information to reflect future events or circumstances.

TABLE 1
RE/MAX Holdings, Inc. Condensed Consolidated Statements of Income (Amounts in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue:
Continuing franchise fees	$24,910	$25,158	$99,928	$101,104
Annual dues	8,901	9,119	35,409	35,894
Broker fees	10,651	10,202	45,990	46,871
Marketing Funds fees	17,433	—	72,299	—
Franchise sales and other revenue	6,298	6,362	28,667	28,757
Total revenue	68,193	50,841	282,293	212,626
Operating expenses:
Selling, operating and administrative expenses	35,162	30,043	118,890	120,179
Marketing Funds expenses	17,433	—	72,299	—
Depreciation and amortization	5,629	5,426	22,323	20,678
(Gain) loss on sale or disposition of assets, net	(11)	104	342	63
Gain on reduction in tax receivable agreement liability	—	(6,145)	—	(6,145)
Total operating expenses	58,213	29,428	213,854	134,775
Operating income	9,980	21,413	68,439	77,851
Other expenses, net:
Interest expense	(2,831)	(3,106)	(12,229)	(12,051)
Interest income	372	279	1,446	676
Foreign currency transaction gains (losses)	43	(150)	109	(312)
Total other expenses, net	(2,416)	(2,977)	(10,674)	(11,687)
Income before provision for income taxes	7,564	18,436	57,765	66,164
Provision for income taxes	(2,362)	(7,507)	(10,909)	(16,342)
Net income	$5,202	$10,929	$46,856	$49,822
Less: net income attributable to non-controlling interest	2,314	4,695	21,816	22,939
Net income attributable to RE/MAX Holdings, Inc.	$2,888	$6,234	$25,040	$26,883

Net income attributable to RE/MAX Holdings, Inc. per share of Class A common stock
Basic	$0.16	$0.35	$1.41	$1.52
Diluted	$0.16	$0.35	$1.40	$1.51
Weighted average shares of Class A common stock outstanding
Basic	17,837,386	17,748,745	17,812,065	17,737,649
Diluted	17,978,431	17,771,180	17,867,752	17,767,499
Cash dividends declared per share of Class A common stock	$0.21	$0.20	$0.84	$0.80

TABLE 2
RE/MAX Holdings, Inc. Condensed Consolidated Balance Sheets (Amounts in thousands, except share and per share amounts) (Unaudited)

	As of December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$83,001	$59,974
Restricted cash	20,600	—
Accounts and notes receivable, current portion, less allowances of $12,538 and $7,980, respectively	28,644	21,185
Income taxes receivable	896	533
Other current assets	9,638	5,855
Total current assets	142,779	87,547
Property and equipment, net of accumulated depreciation of $14,940 and $13,280, respectively	5,444	4,390
Operating lease right of use assets	51,129	—
Franchise agreements, net	87,670	103,157
Other intangible assets, net	32,315	22,965
Goodwill	159,038	150,684
Deferred tax assets, net	52,595	53,852
Income taxes receivable, net of current portion	1,690	1,379
Other assets, net of current portion	9,692	4,399
Total assets	$542,352	$428,373
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,983	$1,890
Accrued liabilities	60,163	13,143
Income taxes payable	6,854	208
Deferred revenue	25,663	25,489
Current portion of debt	2,648	2,622
Current portion of payable pursuant to tax receivable agreements	3,583	3,567
Operating lease liabilities	5,102	—
Total current liabilities	106,996	46,919
Debt, net of current portion	223,033	225,165
Payable pursuant to tax receivable agreements, net of current portion	33,640	37,220
Deferred tax liabilities, net	293	400
Income taxes payable, net of current portion	—	5,794
Deferred revenue, net of current portion	18,763	20,224
Operating lease liabilities, net of current portion	55,959	—
Other liabilities, net of current portion	5,292	17,637
Total liabilities	443,976	353,359
Commitments and contingencies
Stockholders' equity:
Class A common stock, par value $.0001 per share, 180,000,000 shares authorized; 17,838,233 shares issued and outstanding as of December 31, 2019; 17,754,416 shares issued and outstanding as of December 31, 2018	2	2
Class B common stock, par value $.0001 per share, 1,000 shares authorized; 1 share issued and outstanding as of December 31, 2019 and December 31, 2018	—	—
Additional paid-in capital	466,945	460,101
Retained earnings	30,525	20,559
Accumulated other comprehensive income, net of tax	414	328
Total stockholders' equity attributable to RE/MAX Holdings, Inc.	497,886	480,990
Non-controlling interest	(399,510)	(405,976)
Total stockholders' equity	98,376	75,014
Total liabilities and stockholders' equity	$542,352	$428,373

TABLE 3
RE/MAX Holdings, Inc. Condensed Consolidated Statements of Cash Flow (Amounts in thousands) (Unaudited)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income	$46,856	$49,822
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,323	20,678
Bad debt expense	4,964	2,257
Loss (gain) on sale or disposition of assets and sublease, net	342	(139)
Equity-based compensation expense	10,934	9,176
Deferred income tax expense	2,310	9,556
Fair value adjustments to contingent consideration	241	(1,289)
Payments pursuant to tax receivable agreements	(3,556)	(6,305)
Non-cash change in tax receivable agreement liability	—	(6,145)
Other, net	910	1,082
Changes in operating assets and liabilities
Accounts and notes receivable, current portion	(5,614)	(3,241)
Advances from/to affiliates	—	581
Other current and noncurrent assets	(6,084)	2,170
Other current and noncurrent liabilities	6,737	(3,466)
Income taxes receivable/payable	178	1,099
Deferred revenue, current and noncurrent	(1,566)	228
Net cash provided by operating activities	78,975	76,064
Cash flows from investing activities:
Purchases of property, equipment and capitalization of software	(13,226)	(7,787)
Acquisitions, net of cash acquired of $55 and $362, respectively	(14,945)	(25,888)
Restricted cash acquired with the Marketing Funds acquisition	28,495	—
Other	(1,200)	—
Net cash used in investing activities	(876)	(33,675)
Cash flows from financing activities:
Payments on debt	(2,622)	(3,171)
Distributions paid to non-controlling unitholders	(15,430)	(14,559)
Dividends and dividend equivalents paid to Class A common stockholders	(15,074)	(14,306)
Payment of payroll taxes related to net settled restricted stock units	(1,110)	(895)
Payment of contingent consideration	(306)	(221)
Net cash used in financing activities	(34,542)	(33,152)
Effect of exchange rate changes on cash	70	(70)
Net increase in cash, cash equivalents and restricted cash	43,627	9,167
Cash, cash equivalents and restricted cash, beginning of year	59,974	50,807
Cash, cash equivalents and restricted cash, end of period	$103,601	$59,974

TABLE 4
RE/MAX Holdings, Inc. Agent Count (Unaudited)

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2019	2019	2019	2018	2018	2018	2018
Agent Count:
U.S.
Company-owned Regions	49,267	48,576	48,748	48,904	49,318	50,342	50,432	49,760
Independent Regions	13,854	13,972	13,952	13,760	13,804	13,948	14,063	13,852
U.S. Total	63,121	62,548	62,700	62,664	63,122	64,290	64,495	63,612
Canada
Company-owned Regions	6,338	6,402	6,510	6,549	6,702	6,858	6,915	6,920
Independent Regions	15,229	15,117	14,923	14,818	14,625	14,550	14,451	14,297
Canada Total	21,567	21,519	21,433	21,367	21,327	21,408	21,366	21,217
U.S. and Canada Total	84,688	84,067	84,133	84,031	84,449	85,698	85,861	84,829
Outside U.S. and Canada
Independent Regions	46,201	44,191	42,887	41,501	39,831	38,207	37,221	35,992
Outside U.S. and Canada Total	46,201	44,191	42,887	41,501	39,831	38,207	37,221	35,992
Total	130,889	128,258	127,020	125,532	124,280	123,905	123,082	120,821

TABLE 5
RE/MAX Holdings, Inc. Adjusted EBITDA Reconciliation to Net Income (Amounts in thousands, except percentages) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Amounts in 000s)	2019	2018	2019	2018
Net income	$5,202	$10,929	$46,856	$49,822
Depreciation and amortization	5,629	5,426	22,323	20,678
Interest expense	2,831	3,106	12,229	12,051
Interest income	(372)	(279)	(1,446)	(676)
Provision for income taxes	2,362	7,507	10,909	16,342
EBITDA	15,652	26,689	90,871	98,217
(Gain) loss on sale or disposition of assets and sublease, net	(11)	7	342	(139)
Equity-based compensation expense (1)	6,074	3,035	10,934	9,176
Acquisition-related expense (2)	859	6	1,127	1,634
Gain on reduction in tax receivable agreement liability (3)	—	(6,145)	—	(6,145)
Special Committee investigation and remediation expense (4)	—	101	—	2,862
Fair value adjustments to contingent consideration (5)	(89)	(429)	241	(1,289)
Adjusted EBITDA (6)	$22,485	$23,264	$103,515	$104,316
Adjusted EBITDA Margin (6)	33.0%	45.8%	36.7%	49.1%

_________________________
(1)

For the three months ended December 31, 2019, modification of awards granted for certain booj work deliverables resulted in the entire fair value of the awards being recognized in expense as compared to the prior comparative period.

(2)	Acquisition-related expense includes legal, accounting, advisory and consulting fees incurred in connection with the acquisition and integration of acquired companies.
(3)	Gain on reduction in tax receivable agreement liability is a result of the Tax Cuts and Jobs Act enacted in December 2017 and further clarified in 2018.
(4)

Special Committee investigation and remediation expense relates to costs incurred in relation to the previously disclosed investigation by the special committee of independent directors of actions of certain members of our senior management and the implementation of the remediation plan.

(5)	Fair value adjustments to contingent consideration include amounts recognized for changes in the estimated fair value of the contingent consideration liability.
(6)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

TABLE 6
RE/MAX Holdings, Inc. Adjusted Net Income and Adjusted Earnings per Share (Amounts in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Amounts in 000s)	2019	2018	2019	2018
Net income	$5,202	$10,929	$46,856	$49,822
Amortization of acquired intangible assets	4,459	4,466	17,848	17,502
Provision for income taxes	2,362	7,507	10,909	16,342
Add-backs:
(Gain) loss on sale or disposition of assets and sublease, net	(11)	7	342	(139)
Equity-based compensation expense (1)	6,074	3,035	10,934	9,176
Acquisition-related expense (2)	859	6	1,127	1,634
Gain on reduction in tax receivable agreement liability (3)	—	(6,145)	—	(6,145)
Special Committee investigation and remediation expense (4)	—	101	—	2,862
Fair value adjustments to contingent consideration (5)	(89)	(429)	241	(1,289)
Adjusted pre-tax net income	18,856	19,477	88,257	89,765
Less: Provision for income taxes at 24%	(4,525)	(4,675)	(21,182)	(21,544)
Adjusted net income (6)	$14,331	$14,802	$67,075	$68,221

Total basic pro forma shares outstanding	30,396,986	30,308,345	30,371,665	30,297,249
Total diluted pro forma shares outstanding	30,538,031	30,330,780	30,427,352	30,327,099

Adjusted net income basic earnings per share (6)	$0.47	$0.49	$2.21	$2.25
Adjusted net income diluted earnings per share (6)	$0.47	$0.49	$2.20	$2.25

_________________________
(1)

For the three months ended December 31, 2019, modification of awards granted for certain booj work deliverables resulted in the entire fair value of the awards being recognized in expense as compared to the prior comparative period.

(2)	Acquisition-related expense includes legal, accounting, advisory and consulting fees incurred in connection with the acquisition and integration of acquired companies.
(3)	Gain on reduction in tax receivable agreement liability is a result of the Tax Cuts and Jobs Act enacted in December 2017 and further clarified in 2018.
(4)

Special Committee investigation and remediation expense relates to costs incurred in relation to the previously disclosed investigation by the special committee of independent directors of actions of certain members of our senior management and the implementation of the remediation plan.

(5)	Fair value adjustments to contingent consideration include amounts recognized for changes in the estimated fair value of the contingent consideration liability.
(6)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

TABLE 7
RE/MAX Holdings, Inc. Pro Forma Shares Outstanding (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Total basic weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	17,837,386	17,748,745	17,812,065	17,737,649
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	12,559,600	12,559,600	12,559,600	12,559,600
Total basic pro forma weighted average shares outstanding	30,396,986	30,308,345	30,371,665	30,297,249

Total diluted weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	17,837,386	17,748,745	17,812,065	17,737,649
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	12,559,600	12,559,600	12,559,600	12,559,600
Dilutive effect of unvested restricted stock units (1)	141,045	22,435	55,687	29,850
Total diluted pro forma weighted average shares outstanding	30,538,031	30,330,780	30,427,352	30,327,099

_________________________
(1)	In accordance with the treasury stock method.

TABLE 8
RE/MAX Holdings, Inc. Free Cash Flow & Unencumbered Cash (Unaudited)

	Year Ended
	December 31,
	2019	2018
Cash flow from operations	$78,975	$76,064
Less: Purchases of property, equipment and capitalization of software	(13,226)	(7,787)
Decreases in restricted cash of the Marketing Funds (1)	7,895	-
Free cash flow (2)	73,644	68,277

Free cash flow	73,644	68,277
Less: Tax/Other non-dividend distributions to RIHI	(4,880)	(4,511)
Free cash flow after tax/non-dividend distributions to RIHI (2)	68,764	63,766

Free cash flow after tax/non-dividend distributions to RIHI	68,764	63,766
Less: Debt principal payments	(2,622)	(3,126)
Unencumbered cash generated (2)	$66,142	$60,640

Summary
Cash flow from operations	$78,975	$76,064
Free cash flow (2)	$73,644	$68,277
Free cash flow after tax/non-dividend distributions to RIHI (2)	$68,764	$63,766
Unencumbered cash generated (2)	$66,142	$60,640

Adjusted EBITDA	$103,515	$104,316
Free cash flow as % of Adjusted EBITDA (2)	71.1%	65.5%
Free cash flow less distributions to RIHI as % of Adjusted EBITDA (2)	66.4%	61.1%
Unencumbered cash generated as % of Adjusted EBITDA (2)	63.9%	58.1%

_________________________
(1)

In January 2019, the Company acquired all of the regional and pan-regional advertising fund entities previously owned by its founder and Chairman of the Board of Directors, David Liniger, collectively, the "Marketing Funds". Beginning January 1, 2019, all assets and liabilities of the Marketing Funds are reflected in the consolidated financial statements of the Company, including approximately $28.5 million of restricted cash. This line reflects any subsequent changes in the restricted cash balance since the initial acquisition date (which under GAAP reflects as either (a) a decrease in cash flow from operations or (b) an incremental amount of purchases of property and equipment and capitalization of developed software) so as to remove the impact of changes in restricted cash in determining free cash flow.

(2)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures of financial measures that are not in accordance with U.S. GAAP, such as Adjusted EBITDA and the ratios related thereto, Adjusted net income, Adjusted basic and diluted earnings per share (Adjusted EPS) and free cash flow. These measures are derived on the basis of methodologies other than in accordance with U.S. GAAP.

The Company defines Adjusted EBITDA as EBITDA (consolidated net income before depreciation and amortization, interest expense, interest income and the provision for income taxes, each of which is presented in the unaudited condensed consolidated financial statements included earlier in this press release), adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: loss or gain on sale or disposition of assets and sublease, equity-based compensation expense, acquisition-related expense, Special Committee investigation and remediation expense, gain on reduction in tax receivable agreement liability, expense or income related to changes in the estimated fair value measurement of contingent consideration, and other non-recurring items.

Because Adjusted EBITDA and Adjusted EBITDA margin omit certain non-cash items and other non-recurring cash charges or other items, the Company believes that each measure is less susceptible to variances that affect its operating performance resulting from depreciation, amortization and other non-cash and non-recurring cash charges or other items. The Company presents Adjusted EBITDA and the related Adjusted EBITDA margin because the Company believes they are useful as supplemental measures in evaluating the performance of its operating businesses and provides greater transparency into the Company's results of operations. The Company's management uses Adjusted EBITDA and Adjusted EBITDA margin as factors in evaluating the performance of the business.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analyzing the Company's results as reported under U.S. GAAP. Some of these limitations are:

  these measures do not reflect changes in, or cash requirements for, the Company's working capital needs;
  these measures do not reflect the Company's interest expense, or the cash requirements necessary to service interest or principal payments on its debt;
  these measures do not reflect the Company's income tax expense or the cash requirements to pay its taxes;
  these measures do not reflect the cash requirements to pay dividends to stockholders of the Company's Class A common stock and tax and other cash distributions to its non-controlling unitholders;
  these measures do not reflect the cash requirements pursuant to the tax receivable agreements;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements;
  although equity-based compensation is a non-cash charge, the issuance of equity-based awards may have a dilutive impact on earnings per share; and
  other companies may calculate these measures differently so similarly named measures may not be comparable.

The Company's Adjusted EBITDA guidance does not include certain charges and costs. The adjustments to EBITDA in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior quarters, such as gain on sale or disposition of assets and sublease and acquisition-related expense, among others. The exclusion of these charges and costs in future periods will have a significant impact on the Company's Adjusted EBITDA. The Company is not able to provide a reconciliation of the Company's non-GAAP financial guidance to the corresponding U.S. GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

Adjusted net income is calculated as Net income attributable to RE/MAX Holdings, assuming the full exchange of all outstanding non-controlling interests for shares of Class A common stock as of the beginning of the period (and the related increase to the provision for income taxes after such exchange), plus primarily non-cash items and other items that management does not consider to be useful in assessing the Company's operating performance (e.g., amortization of acquired intangible assets, gain on sale or disposition of assets and sub-lease, Special Committee investigation and remediation expense, acquisition-related expense and equity-based compensation expense).

Adjusted basic and diluted earnings per share (Adjusted EPS) are calculated as Adjusted net income (as defined above) divided by pro forma (assuming the full exchange of all outstanding non-controlling interests) basic and diluted weighted average shares, as applicable.

When used in conjunction with GAAP financial measures, Adjusted net income and Adjusted EPS are supplemental measures of operating performance that management believes are useful measures to evaluate the Company's performance relative to the performance of its competitors as well as performance period over period. By assuming the full exchange of all outstanding non-controlling interests, management believes these measures:

  facilitate comparisons with other companies that do not have a low effective tax rate driven by a non-controlling interest on a pass-through entity;
  facilitate period over period comparisons because they eliminate the effect of changes in Net income attributable to RE/MAX Holdings, Inc. driven by increases in its ownership of RMCO, LLC, which are unrelated to the Company's operating performance; and
  eliminate primarily non-cash and other items that management does not consider to be useful in assessing the Company's operating performance.

Free cash flow is calculated as cash flows from operations less capital expenditures and any changes in restricted cash of the Marketing Funds, all as reported under GAAP, and quantifies how much cash a company has to pursue opportunities that enhance shareholder value. The restricted cash of the Marketing Funds is limited in use for the benefit of franchisees and any impact to free cash flow is removed. The Company believes free cash flow is useful to investors as a supplemental measure as it calculates the cash flow available for working capital needs, re-investment opportunities, potential independent region and strategic acquisitions, dividend payments or other strategic uses of cash.

Free cash flow after tax and non-dividend distributions to RIHI is calculated as free cash flow less tax and other non-dividend distributions paid to RIHI (the non-controlling interest holder) to enable RIHI to satisfy its income tax obligations. Similar payments would be made by the Company directly to federal and state taxing authorities as a component of the Company's consolidated provision for income taxes if a full exchange of non-controlling interests occurred in the future. As a result and given the significance of the Company's ongoing tax and non-dividend distribution obligations to its non-controlling interest, free cash flow after tax and non-dividend distributions, when used in conjunction with GAAP financial measures, provides a meaningful view of cash flow available to the Company to pursue opportunities that enhance shareholder value.

Unencumbered cash generated is calculated as free cash flow after tax and non-dividend distributions to RIHI less quarterly debt principal payments less annual excess cash flow payment on debt, as applicable. Given the significance of the Company's excess cash flow payment on debt, when applicable, unencumbered cash generated, when used in conjunction with GAAP financial measures, provides a meaningful view of the cash flow available to the Company to pursue opportunities that enhance shareholder value after considering its debt service obligations.

CONTACT: Investor Contact: Andy Schulz, (303) 796-3287, aschulz@remax.com; Media Contact: Kerry McGovern, (303) 796-3283, kmcgovern@remax.com